Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

August 21, 2026

To: Haleon plc

1st Floor, Building 5

The Heights

Weybridge

Surrey

KT13 0NY

United Kingdom (“Haleon”)

Ladies and Gentlemen:

Re:	Offering by Haleon US Capital LLC of (i) U.S.$600,000,000 4.625% Senior Fixed Rate Notes due 2029, (ii) U.S.$600,000,000 4.875% Senior Fixed Rate Notes due 2031, and (iii) U.S.$800,000,000 5.375% Senior Fixed Rate Notes due 2036, guaranteed as to payment of principal and interest by Haleon plc

1.	Introduction

We have acted as advisers as to matters of English law to Haleon plc (“Haleon”), a public limited liability company incorporated under the laws of England and Wales, in connection with the offering by Haleon US Capital LLC (the “Issuer”), a Delaware limited liability company, of $600,000,000 aggregate principal amount of 4.625% Senior Fixed Rate Notes due 2029 (the “2029 Notes”), $600,000,000 aggregate principal amount of 4.875% Senior Fixed Rate Notes due 2031 (the “2031 Notes”) and $800,000,000 aggregate principal amount of 5.375% Senior Fixed Rate Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes and the 2031 Notes, the “Securities” and each a “Security”), in each case fully and unconditionally guaranteed by Haleon. The Securities are being issued pursuant to the automatic shelf registration statement on Form F-3 (File No. 333-297789), filed by Haleon, the Issuer and Haleon UK Capital plc with the United States Securities and Exchange Commission (the “SEC”) on 29 July 2026, as amended by the post-effective amendment to the shelf registration statement on Form F-3 filed on 11 August 2026 (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the preliminary prospectus supplement dated 11 August 2026 and the final prospectus supplement dated 12 August 2026 (together, the “Prospectus Supplement”), each supplementing the base prospectus dated 29 July 2026 forming part of the Registration Statement (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”).

This opinion is delivered in connection with the Prospectus in respect of the Securities of the Issuer. We have taken instructions solely from Haleon.

2.	Documents

For the purposes of this opinion, we have examined only the following documents:

(1)	a copy of the Prospectus;

(2)	a copy of the underwriting agreement dated 12 August 2026 among the Issuer, Haleon and the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(3)	a copy of the indenture dated 21 August 2026 among the Issuer, Haleon UK Capital plc, Haleon and Deutsche Bank Trust Company Americas as trustee, under which the Securities are to be issued (the “Indenture”);

(4)	a copy of the form of guarantee to be given by Haleon relating to each Security (the “Guarantee”) set out in section 206 of the Indenture;

(5)	copies of Haleon’s Certificate of Incorporation dated 20 October 2021, Haleon’s Certificate of re-registration dated 23 February 2022 and Haleon’s Certificate of Incorporation on Change of Name dated 28 February 2022;

(6)	a copy of the Articles of Association of Haleon in force as at 21 August 2026 (the “Articles”);

(7)	an extract of the resolutions of the board of directors of Haleon approving (i) the amendments to the Haleon Treasury Policies and (ii) the renewal of the existing Treasury Operational Delegation of Authority and the related power of attorney for a further 24-month period, dated 28 July 2026;

(8)	a certificate issued to us by the Company Secretary of Haleon dated 21 August 2026, certifying Haleon’s Articles and the relevant approvals (the “Secretary’s Certificate”).

In this opinion, the Indenture and the Guarantee, are collectively referred to as the “Principal Documents” and each as a “Principal Document”.

We have not been concerned with investigating or verifying the facts set out in the Prospectus.

3.	Searches and Enquiries

For the purposes of this opinion:

(A)	we have conducted a search against the entries and filings shown in respect of Haleon on the Companies House online service “Companies House Direct” on 21 August 2026 which revealed no order or resolution for the winding up of Haleon and no notice of the appointment of a receiver or administrator in relation to Haleon and no striking off notice under section 1002A of the Companies Act 2006, (we are assuming that there has been no change of this position since the time and date the search was made) (the “Companies House Search”); and

(B)	we instructed Company Registrations Online Limited to undertake searches of the Central Registry of Winding-up Petitions at the Insolvency and Companies List made at 10.19 a.m. (London time) on 21 August 2026, which revealed no record of the presentation of any petition for the winding up of Haleon (we are assuming that there has been no change of this position since the time and date the search was made) (the “Winding-up Enquiry”).

4.	Opinions

Upon the basis of our examination of the documents listed in section 2 (Documents) (the “Documents”), the searches conducted under section 3 (Searches and Enquiries) above and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and subject to the qualifications and assumptions set out below, it is our opinion that:

(1)	Haleon is incorporated under the Companies Act 2006, as a public company limited by shares and is validly existing;

(2)	Haleon has the power and authority under its Articles to enter into the Principal Documents and to perform its obligations thereunder;

(3)	The execution and performance of the Principal Documents have been duly authorised by all necessary corporate action on the part of Haleon;

(4)	The Indenture has been duly executed and delivered by Haleon;

(5)	The Guarantee, when executed on behalf of Haleon and delivered as provided in the Indenture, will have been duly executed and delivered by Haleon;

(6)	The execution and delivery of the Principal Documents, the performance of Haleon’s obligations thereunder (in accordance with the terms of the relevant Principal Documents) and the consummation of the transactions contemplated by the Principal Documents will not (i) result in any violation of the provisions of the Articles or (ii) result in the violation of any law or statute of England and Wales of general application that, in our experience, is normally applicable to matters like the Principal Documents.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)	The Companies House Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made in respect of a company;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006, or

(v)	the Registrar of Companies has exercised its powers under section 1002A of the Companies Act 2006, to strike off Haleon’s name from the Register of Companies at Companies House,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately;

(b)	The Winding-up Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the record of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether any petition for the appointment of an administrator has been presented to, or any administration order has been made by, such County Court against the relevant companies;

(c)	We express no opinion as to the due authorisation, execution and delivery by Haleon under any agreement or document entered into by Haleon, other than the Principal Documents;

(d)	Other than as set out in paragraph 4(6) above, we express no opinion as to whether the execution, delivery and performance by Haleon of the Principal Documents would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which it is a party;

(e)	The parties’ rights are subject to all applicable laws relating to bankruptcy, insolvency, liquidation, reorganisations, arrangements, moratoria or similar laws affecting the rights of creditors generally. However, we express no opinion as to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights provided that, insofar as performance by Haleon of its obligations under the Principal Documents is concerned, we express no opinion as to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(f)	An English court will not apply New York law if:

(i)	if it is not pleaded and proved; or

(ii)	to do so would be contrary to English public policy or mandatory rules of English law; or

(iii)	to do so would give effect to a foreign penal, revenue or other public law;

(g)	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States federal or State securities laws;

(h)	Any provision in any agreement or deed which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded costs incurred in connection with such litigation;

(i)	We express no opinion on whether specific performance, injunctive relief or any other form of equitable remedy would be available in an English court in respect of any obligation of Haleon under or in respect of the Principal Documents;

(j)	Where any obligations of any person are to be performed in a jurisdiction outside England, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(k)	If any payment is required to be made, or act to be performed in England or Wales on a common law or statutory bank holiday, a party may not be compelled by legal process to make that payment, or perform that act, on that day;

(l)	An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion. However, no opinion is provided as to whether the English courts would do so in proceedings brought under the Principal Documents;

(m)	Enforcement of obligations may be invalidated by reason of fraud;

(n)	The enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998;

(o)	Any undertakings or indemnities given by a party to the Principal Documents in respect of stamp duties or registration taxes payable in the United Kingdom may be void under Section 117 of the Stamp Act 1891.

6.	Limitations

We express no opinion as to the validity, legally binding nature or enforceability of the obligations of any person other than Haleon under the Principal Documents.

This opinion is limited solely to English law in force as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in connection with it is governed by, and construed in accordance with, English law. We express no opinion as to the effect of the laws of any jurisdiction other than the laws of England as currently applied by the English courts. In particular, we have made no investigation of the federal or state laws of the United States of America or any other jurisdiction and do not express or imply any opinion on them. We express no opinion as to UK tax law or HM Revenue & Customs’ published practice, nor do we express any opinion as to the tax laws, regulation or practice in any other jurisdiction.

No opinion is expressed on matters of fact.

We have not been responsible for investigating or verifying the accuracy of the facts or the accuracy of any of the representations and warranties as to matters of fact (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion or that no material fact has been omitted from such documents.

We express no opinion as to the compliance or otherwise with (i) any financial or other limitations on borrowings or covenants applicable to Haleon under its Articles or otherwise, or (ii) any limitations on the aggregate principal amount of the Securities which may be issued by the Issuer and guaranteed by Haleon.

Further, we express no opinion on whether the execution, delivery and performance by Haleon of the Principal Documents would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which Haleon is a party.

This opinion is addressed to you and is solely for your benefit for the purposes of the offering of the Securities contemplated by the Prospectus and may not be relied upon by any other person or be used for any other purpose without our prior written consent. We consent to the filing of this opinion as Exhibit 5.1 to a Report on Form 6-K to be filed by Haleon with the SEC on or about the date hereof, which Form 6-K will be incorporated by reference into the Registration Statement, and to the reference to Sullivan & Cromwell LLP under the heading “Validity of Notes and Guarantees” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP

Schedule 1: Assumptions

For the purposes of this opinion, we have with your agreement assumed:

(a)	The conformity to originals of all Documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions and examined by us for the purposes of our opinion and the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of all documents submitted to us whether as originals or copies.

(b)	That the parties to the Principal Documents have complied with the procedures for counterpart signature and delivery of each Principal Document as set out in the Law Society Practice Note: "Execution of documents by virtual means" (16 February 2010) and that such parties have validly authorised the attachment of their respective signature pages to the final text.

(c)	In any case where the legal adviser of a party to any Principal Document has attached and released the signature page of such party’s counterpart of such Principal Document that such legal adviser had all necessary authority from such party to do so.

(d)	That each of the statements contained in the Secretary’s Certificate is true and correct as at the date hereof.

(e)	Where any of the Principal Documents has been executed using a method of execution which requires a witness, that the witness was physically present with the signatory and could see the signatory signing the relevant document.

(f)	Where any of the Principal Documents have been executed using an electronic signature, including a qualified electronic signature or an advanced electronic signature (as such terms are defined in Regulation (EU) No 910/2014 dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market (which forms part of UK law under the EUWA, (the “Assimilated EIDAS Regulation”)), then:

(i)	the methods of verifying the identity of the signatory prescribed by, or agreed with, the electronic signature service provider (the “Service Provider”) (or any delegate of the Service Provider) have been complied with; and

(ii)	where the method of verification involves the provision of an access code given to the signatory by the Service Provider, that the access code has not been shared with or used by a third party.

(g)	That where a Service Provider including a Qualified Trust Service Provider (as defined in the Assimilated EIDAS Regulation) has provided a certificate validating an electronic signature, then:

(i)	where such certificate has been issued subject to terms and conditions containing prerequisites or conditions, the prerequisites or conditions, have been satisfied or do not otherwise invalidate the signature; and

(ii)	the certificate has not been revoked or withdrawn.

(h)	That the information revealed by the Companies House Search (i) was accurate in all respects and has not since the time of such search been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies.

(i)	That the information revealed by the Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered.

(j)	That each party, other than Haleon, to the Principal Documents, has the requisite power and capacity to execute, deliver and perform its obligations under the Principal Documents and that such execution, delivery and performance has been duly authorised by all appropriate corporate, constitutional or other action.

(k)	That the Principal Documents have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of Haleon, the laws of England).

(l)	That each party to the Principal Documents has obtained any consent or authorisation (including exchange control or similar approvals) required under any applicable laws (other than, in the case of Haleon, the laws of England) in connection with the execution of, and performance of its obligations under, the Principal Documents to which it is a party.

(m)	The giving of the Guarantee will not cause any borrowing or other limit applicable to Haleon to have been exceeded;
(n)	That the execution and delivery by Haleon of the Principal Documents and the performance of its obligations thereunder will promote the success of Haleon for the benefit of its members as a whole;

(o)	That the directors of Haleon acted in good faith and in accordance with their duties in Section 171 to 177 (inclusive) of the Companies Act 2006 in approving the Principal Documents to which it is a party;

(p)	That no law of any jurisdiction outside England would render the execution, delivery, or performance of the terms of the Principal Documents illegal or ineffective and that, insofar as any obligation under the Principal Documents falls to be performed in any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(q)	That the Principal Documents are legal, valid, binding and enforceable under the laws of the State of New York by which they are each expressed to be governed and each Security (upon issue) will constitute evidence of the legal, valid, binding and enforceable obligations of Haleon under the laws of the State of New York by which it is expressed to be governed;

(r)	Save as disclosed in the Winding-Up Enquiry, Haleon was solvent immediately after the execution and delivery by it of the Principal Documents to which it is a party;

(s)	That each of the parties to the Principal Documents who is carrying on or purporting to carry on any regulated activity in the United Kingdom is an authorised person permitted to carry on that regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the “FSMA”) and no agreement was entered into in consequence of a communication made in breach of Section 21 of the FSMA;

(t)	That no circumstances have arisen requiring the submission and publication of a prospectus (or a supplementary prospectus) in accordance with the FCA Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM”);

(u)	That no request has been or will be made to admit the Securities to trading on a regulated market situated or operating in the United Kingdom;

(v)	That the Prospectus published by the Issuer and any other invitation or inducement to engage in investment activity, within the meaning of section 21 of FSMA, in connection with the offering or issue of the Securities have been and will be communicated or caused to be communicated only in circumstances in which there has been no breach of section 21(1) of the FSMA;

(w)	That the Securities will be duly authorised, executed, issued, authenticated and delivered by the Issuer and will be offered and sold in accordance with the provisions of the relevant Principal Documents and as described in the Indenture and the Underwriting Agreement, and there will be no provision in any supplement relating to the Securities or any other document which would affect the content of this opinion;

(x)	That the Principal Documents and the Securities, constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of Haleon, English law) including the laws of the United States and the laws of the State of New York by which they are expressed to be governed, that satisfactory evidence of the laws of the United States and the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws or regulations of any other jurisdiction (other than, in the case of Haleon, English law) may be relevant to: (i) the obligations or rights of any of the parties under the Principal Documents; or (ii) any of the transactions contemplated by the Principal Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(y)	That any act done or any conduct engaged in for the purpose of stabilising the price of the Securities will be, or has been, done or engaged in, in conformity with the relevant provisions of Articles 14 or 15 of the Assimilated Market Abuse Regulation, Commission Delegated Regulation (EU) 2016/1052 (as it forms part of English law by virtue of the EUWA) and the rules set out in paragraph 2.5.1. of the FCA Market Conduct Sourcebook of the FCA Handbook made pursuant to section 137Q of FSMA;

(z)	That there are no other facts which are or may be relevant to this opinion which have not been disclosed to us in relation to our giving this opinion;

(aa)	That the parties to each of the Principal Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of each of the Principal Documents is, and will continue to be, consistent with all such laws and regulations.